Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$632 MILLION FOR 2016

NEW YORK, February 6, 2017—Loews Corporation (NYSE:L) today reported net income of $632 million, or $1.87 per share, for the year ended December 31, 2016, compared to $260 million, or $0.72 per share, in the prior year. Net income for the three months ended December 31, 2016 was $268 million, or $0.79 per share, compared to a net loss of $201 million, or $0.58 per share, in the prior year period.

Net income for the year ended December 31, 2016 included asset impairment charges of $267 million (after tax and noncontrolling interests) at Diamond Offshore Drilling, Inc. In 2015, net income for the three months and year ended December 31, 2015 included asset impairment charges at Diamond Offshore of $182 million and $341 million (after tax and noncontrolling interests) and a reserve charge of $177 million (after tax and noncontrolling interests) related to the long term care business at CNA Financial Corporation.

Book value per share increased to $53.89 at December 31, 2016 from $51.67 at December 31, 2015. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $54.56 at December 31, 2016 from $52.72 at December 31, 2015.

CONSOLIDATED HIGHLIGHTS

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2016	2015	2016	2015
Income (loss) before net investment gains (losses)	$245	$(185)	$597	$294
Net investment gains (losses)	23	(16)	35	(34)
Net income (loss) attributable to Loews Corporation	$268	$(201)	$632	$260
Net income (loss) per share	$0.79	$(0.58)	$1.87	$0.72

	December 31,
	2016	2015
Book value per share	$53.89	$51.67
Book value per share excluding AOCI	54.56	52.72

Three Months Ended December 31, 2016 Compared to 2015

Net income attributable to Loews Corporation for the three months ended December 31, 2016 improved compared to the prior year period primarily due to the impact of the reserve charge at CNA and the asset impairment charge at Diamond Offshore in 2015. Absent these charges, net income increased $110 million due to higher earnings at CNA and Boardwalk Pipeline Partners, LP and improved results from the parent company investment portfolio. These increases were partially offset by lower earnings at Diamond Offshore.

Excluding the reserve charge of $177 million (after tax and noncontrolling interests) related to the long term care business in the fourth quarter of 2015, CNA’s earnings increased due to higher net investment income driven by limited partnership investments and realized investment gains in the fourth quarter of 2016 compared to losses in the prior year period.

Excluding Diamond Offshore’s asset impairment charge of $182 million (after tax and noncontrolling interests) in the fourth quarter of 2015, earnings decreased due to a substantial reduction in the number of rigs operating as compared to the year ago period, partially offset by lower depreciation expense resulting mainly from the asset impairment charges incurred in prior periods.

Boardwalk Pipeline’s earnings were higher due to revenues from new growth projects recently placed in service.

Income generated by the parent company investment portfolio increased due to higher income from limited partnership investments.

Year Ended December 31, 2016 Compared to 2015

Net income attributable to Loews Corporation for the year ended December 31, 2016 increased compared to the prior year period primarily due to the impact of the reserve charge at CNA in 2015 and the asset impairment charges at Diamond Offshore, which were lower in 2016 compared to 2015. Absent these charges, net income increased $121 million due to higher earnings at CNA and Boardwalk Pipeline and improved results from the parent company investment portfolio. These increases were partially offset by lower earnings at Diamond Offshore.

Excluding the reserve charge in 2015, CNA’s earnings increased due to higher net investment income driven by limited partnership investments, higher favorable net prior year reserve development and realized investment gains in 2016 compared to losses in the prior year. These increases were partially offset by an increase in the current accident year loss ratio and higher underwriting expenses.

Excluding asset impairment charges in 2015 and 2016, Diamond Offshore’s year-over-year earnings decreased as a result of a substantial reduction in the number of operating rigs, partially offset by revenue earned by newbuild drillships and lower depreciation expense as a result of the asset impairment charges.

Boardwalk Pipeline’s earnings increased due to growth projects recently placed in service, new rates in effect following the Gulf South rate case, higher parking and lending and storage revenues and the return to service of the Evangeline pipeline.

Income generated by the parent company investment portfolio improved due to higher income from fixed income and equity securities.

SHARE REPURCHASES

At December 31, 2016, there were 336.6 million shares of Loews common stock outstanding. During the three months and year ended December 31, 2016, the Company repurchased 0.4 million and 3.4 million shares of its common stock at an aggregate cost of $19 million and $134 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the fourth quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 48192306. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the fourth quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (877) 723-9517, or for international callers, (719) 325-4925.

A conference call to discuss the fourth quarter results of Boardwalk Pipeline has been scheduled for today at 9:30 a.m. ET. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (855) 793-3255 or for international callers, (631) 485-4925. The conference ID number is 48343899.

A conference call to discuss the fourth quarter results of Diamond Offshore has been scheduled for today at 8:30 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 54377143.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and one wholly owned subsidiary, Loews Hotels & Resorts. For more information, please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	December 31,
	Three Months		Years Ended
(In millions)	2016	2015	2016	2015
Revenues:
CNA Financial (a)	$2,400	$2,269	$9,384	$9,101
Diamond Offshore (b)	390	561	1,589	2,428
Boardwalk Pipeline	355	329	1,316	1,254
Loews Hotels	154	152	667	604
Investment income and other	39	22	149	28
Total	$3,338	$3,333	$13,105	$13,415
Income (Loss) Before Income Tax:
CNA Financial (a) (c) (d)	$317	$(160)	$1,141	$553
Diamond Offshore (b) (e)	79	(360)	(471)	(402)
Boardwalk Pipeline	88	64	298	227
Loews Hotels	5	3	22	28
Investment income, net	38	18	146	22
Other (f)	(66)	(69)	(200)	(184)
Total	$461	$(504)	$936	$244
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (c) (d)	$217	$(62)	$774	$433
Diamond Offshore (b) (e)	36	(122)	(208)	(156)
Boardwalk Pipeline	27	19	89	74
Loews Hotels	5	(3)	12	12
Investment income, net	25	12	97	16
Other (f)	(42)	(45)	(132)	(119)
Net income (loss) attributable to Loews Corporation	$268	$(201)	$632	$260

(a)
Includes investment gains of $32 million ($23 million after tax and noncontrolling interests) and losses of $29 million ($16 million after tax and noncontrolling interests) for the three months ended December 31, 2016 and 2015 and investment gains of $62 million ($39 million after tax and noncontrolling interests) and losses of $71 million ($34 million after tax and noncontrolling interests) for the years ended December 31, 2016 and 2015.

(b)	Includes investment losses of $12 million ($4 million after tax and noncontrolling interests) for the year ended December 31, 2016.
(c)
Includes charges of $93 million ($54 million after tax and noncontrolling interests) and $65 million ($38 million after tax and noncontrolling interests) for the years ended December 31, 2016 and 2015 related to retroactive reinsurance accounting for the transaction in which CNA ceded substantially all of their legacy asbestos and environmental pollution reserve liabilities to a third party through a loss portfolio transfer.

(d)
Includes a charge of $305 million ($177 million after tax and noncontrolling interests) for the three months and year ended December 31, 2015 related to an increase in long term care insurance reserves.

(e)
Includes asset impairment charges of $499 million ($182 million after tax and noncontrolling interests) for the three months ended December 31, 2015 and charges of $680 million and $861 million ($267 million and $341 million after tax and noncontrolling interests) for the years ended December 31, 2016 and 2015  related to the carrying value of Diamond Offshore's drilling rigs.

(f)	Consists primarily of corporate interest expense and other unallocated expenses.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2016	2015	2016	2015
Revenues:
Insurance premiums	$1,728	$1,748	$6,924	$6,921
Net investment income	565	447	2,135	1,866
Investment gains (losses)	32	(29)	50	(71)
Contract drilling revenues	384	544	1,525	2,360
Other revenues	629	623	2,471	2,339
Total	3,338	3,333	13,105	13,415

Expenses:
Insurance claims & policyholders’ benefits (a) (b)	1,334	1,376	5,283	5,384
Contract drilling expenses	174	257	772	1,228
Other operating expenses (c)	1,369	2,204	6,114	6,559
Total	2,877	3,837	12,169	13,171

Income (loss) before income tax	461	(504)	936	244
Income tax (expense) benefit	(91)	213	(262)	43
Net income (loss)	370	(291)	674	287
Amounts attributable to noncontrolling interests	(102)	90	(42)	(27)
Net income (loss) attributable to Loews Corporation	$268	$(201)	$632	$260

Net income (loss) per share attributable to Loews
Corporation	$0.79	$(0.58)	$1.87	$0.72

Weighted average number of shares	337.50	346.69	338.31	362.69

(a)
Includes charges of $93 million ($54 million after tax and noncontrolling interests) and $65 million ($38 million after tax and noncontrolling interests) for the year ended December 31, 2016 and 2015 related to retroactive reinsurance accounting for the transaction in which CNA ceded substantially all of their legacy asbestos and environmental pollution reserve liabilities to a third party through a loss portfolio transfer.

(b)
Includes a charge of $305 million ($177 million after tax and noncontrolling interests) for the three months and year ended December 31, 2015 related to an increase in long term care insurance reserves.

(c)
Includes asset impairment charges of $499 million ($182 million after tax and noncontrolling interests) for the three months ended December 31, 2015 and charges of $680 million and $861 million ($267 million and $341 million after tax and noncontrolling interests) for the year ended December 31, 2016 and 2015  related to the carrying value of Diamond Offshore's drilling rigs.